Exhibit a(68)

MANNING & NAPIER FUND, INC.

ARTICLES OF AMENDMENT

MANNING & NAPIER FUND, INC. (the “Corporation”), a corporation organized under the laws of the State of Maryland, having its principal place of business at 290 Woodcliff Drive, Fairport, New York 14450, does hereby certify to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

SECOND: As permitted by and in accordance with the Articles of Incorporation of the Corporation (the “Articles”) and Section 2-605 of the Maryland General Corporation Law (“MGCL”), a majority of the Corporation’s Board of Directors (the “Board”) on December 30, 2014 adopted resolutions via unanimous consent for the purpose of redesignating certain shares of the Corporation’s common stock, as set forth below:

Current Designation	New Designation

Dividend Focus Series Class I	Disciplined Value Series Class I

Dividend Focus Series Class S	Disciplined Value Series Class S

U.S. Dividend Focus Series Class I	U.S. Disciplined Value Series Class I

U.S. Dividend Focus Series Class S	U.S. Disciplined Value Series

International Dividend Focus Series Class I	International Disciplined Value Series Class I

International Dividend Focus Series Class S	International Disciplined Value Series Class S

THIRD: The description of the shares of stock designated as set forth above, including any preference, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption is as set forth in the Articles and has not changed in connection with these Articles of Amendment.

FOURTH: Pursuant to the requirements of Section 2-607 of the Maryland General Corporation Law, these Articles of Amendment are limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

FIFTH: These Articles of Amendment shall become effective at 12:00 a.m., Eastern Time, on March 1, 2015.

IN WITNESS WHEREOF, MANNING & NAPIER FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary as of the 2nd day of February, 2015.

MANNING & NAPIER FUND, INC.

By:	/s/ B. Reuben Auspitz
B. Reuben Auspitz
President

[SEAL]

Attest:

/s/ Jodi L. Hedberg
Jodi L. Hedberg
Secretary

THE UNDERSIGNED, President of Manning & Napier Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ B. Reuben Auspitz
B. Reuben Auspitz
President